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                                                                    EXHIBIT 10.2


DEFERRED INCOME PLAN FOR TEXTRON KEY EXECUTIVES

This Plan has been established for the benefit of designated Textron Key Executives to secure their goodwill, loyalty, and achievement and to attract and retain persons of outstanding competence.

This Plan is restated and effective as of January 1, 2002.

ARTICLE I -- DEFINITIONS

In this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

1.01 "Beneficiary" means the person or persons entitled under this Plan to receive Plan benefits after a Participant's death.

1.02 "Benefits Committee" means the Benefits Committee of Textron.

1.03 "Board" means the Board of Directors of Textron.

1.04 "Compensation" means base salary, annual incentive compensation, cash distributions for performance share units under a long term incentive compensation plan, and any other item designated as Compensation under this Plan by the Benefits Committee or its designee.

1.05 "Deferral Period" means for a Participant (1) any complete months remaining in the calendar year in which she becomes a Key Executive, and (2) each succeeding calendar year in which she is a Key Executive.

1.06 "Deferred Income" means any Compensation the receipt of which is deferred under this Plan.

"Automatic Deferred Income" means amounts in excess of 100% of a Participant's Annual Incentive Compensation Target, as defined in Section 4.01(a) of the Annual Incentive Compensation Plan for Textron Employees, in the years following a Participant's fifth full year of participation in this Plan, but only if the Participant has not achieved or maintained a Minimum Stock Ownership Level.

"Discretionary Deferred Income" means additional contributions made at Textron's discretion to any account maintained for a Participant under this Plan.

"Elective Deferred Income" means amounts elected by the Participant to be deferred under this Plan.

1.07 "Determination Date" means the last day of each calendar month.

1.08 "Fund Election Agreement" means an agreement in a form prescribed by the Benefits Committee or its designee, by which a Participant elects the funds that will be used to determine earnings on Deferred Income.
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1.09 "Interest" means interest computed under Article III of this Plan.

1.10 "Key Executive" means an employee of a Textron Company who has been and continues to be designated as a Key Executive under the Plan by Textron's Chief Executive Officer and Chief Human Resources Officer.

1.11 "Participant" means a Key Executive who is participating in this Plan pursuant to Article II and, unless the context clearly indicates to the contrary, a former Participant who is entitled to benefits under this Plan.

1.12 "Participation Agreement" means an agreement in a form prescribed by the Benefits Committee or its designee, by which a Participant elects to defer the receipt of Compensation pursuant to this Plan.

1.13 "Plan" means this Deferred Income Plan for Textron Key Executives, as amended and restated from time to time.

1.14 "Stock Ownership" means Textron shares obtained through open market purchases and stock option exercises, shares in the Textron Savings Plan, stock units in the Deferred Income Plan and in the Supplemental Benefits Plan; and any other share or share equivalent approved by the Board as qualified stock ownership.

"Minimum Stock Ownership Level" means a dollar value of Textron shares that equals or exceeds as of the end of the third quarter each year:

PARTICIPANT                     MINIMUM STOCK OWNERSHIP LEVEL
-----------                     -----------------------------
CEO/COO                         5 times base salary
Other TLT Members               3 times base salary
Other Corporate Officers        2 times base salary
All Other Key Executives        1 times base salary

1.15 "Textron" means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

1.16 "Textron Company" means Textron or any company controlled by or under common control with Textron.

1.17 "Textron Employment" means employment with a Textron Company. Leaves of absence for such periods and purposes as are approved by Textron and transfers of employment within or between Textron Companies shall not be deemed interruptions of Textron Employment.

1.18 "Total Disability" has the same meaning under this Plan as in the Textron Master Retirement Plan with respect to any Participant at the date his Textron Employment ends.

ARTICLE II -- PARTICIPATION AND DEFERRED INCOME
2.01 A Participant indicates his choices under this Plan for a Deferral Period by filing a Participation Agreement and, if applicable, a Fund Election agreement with the Benefits Committee or its designee within the time specified by that committee or designee.

2.02 For any complete calendar months remaining in the calendar year in which a Participant becomes a Key Executive, she may defer up to 100% of her Compensation otherwise payable during those months. For any subsequent Deferral Period, a Participant may defer up to 25% of her base salary, and up to 100% of her Compensation other than base salary, otherwise payable
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during that period. (For purposes of this 25% limitation, "base salary" includes any base salary the receipt of which by the Participant is deferred under the Textron Savings Plan or this Plan.) A Participant may not defer any Compensation which she has earned at the time she files her Participation Agreement relating thereto.

2.03 The Benefits Committee may, at a Participant's request but in its sole discretion, suspend in whole or in part a Participant's commitment under any Participation Agreement for such time as it may deem necessary upon a finding that the Participant has suffered a severe financial hardship.

2.04 If at any time a Participant shall cease to be a Key Executive, his Participation Agreements and Deferral Periods shall terminate at that time and no further Deferred Income shall be withheld from his Compensation.

2.05 No Deferred Income, Interest or dividends shall be payable to a Participant while he is employed by a Textron Company.

2.06 Textron shall withhold for taxes or other reasons as required by law.

ARTICLE III -- PARTICIPANT'S ACCOUNTS, INTEREST, AND EARNINGS

3.01(a) For record-keeping purposes only, Textron shall maintain a Moody's Account, a Stock Unit Account and an Interest Account, as is necessary, for each Participant who has Deferred Income under this Plan.

(b) Textron may in its sole discretion from time to time make additional contributions to any account maintained for a Participant. These additional contributions, if any, may be subject to a vesting schedule set by the Benefits Committee.

(c) The existence of these accounts shall not require any segregation of assets.

(d) Amount deferred as Elective Deferred Income and Automatic Deferred Income shall always be 100% vested.

3.02 The Moody's Account shall reflect a Participant's investment in an interest-bearing account.

(a) The Moody's Account shall be adjusted as of each Determination Date and shall consist of (1) the balance of the Account as of the immediately preceding Determination Date, (2) amounts of Deferred Income credited to the Account in the intervening month, and (3) Interest earned since the immediately preceding Determination Date based on one-twelfth of the applicable interest rate(s) described in Sections 3.03 or 3.04 on the average daily balance of the Account (or portion thereof) during the intervening month; reduced by (4) any distributions from the account (or portion thereof) during the intervening month.

(b) The interest rates applicable to the Moody's Account shall be either the Moody's Rate or the Moody's Plus Rate.

3.03 The Moody's Rate shall be the average for the calendar month in which the applicable Determination Date falls of the Moody's Corporate Bond Yield Index as published by Moody's Investors Service, Inc. (or any successor thereto), or, if such monthly yield is no longer published, a substantially similar average selected by the Benefits Committee. For Participant deferrals made prior to 2002, the crediting rate shall not be less than 8% per year.
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3.04(a) The Moody's Plus Rate applicable on a Determination Date to any portion of the Moody's Account which is attributable to Deferred Income deferred before 1988 shall be the average described in Section 3.03, plus three percentage points. The crediting rate shall not be less than 11% per year for deferrals made prior to 1988.

(b) The Moody's Plus Rate applicable on a Determination Date to any portion of the Moody's Account which is attributable to deferrals from 1988 through 2001 shall be the average described in Section 3.03, plus two percentage points. The crediting rate shall not be less than 10% per year for deferrals made from 1988 through 2001.

(c) For deferrals made on or after January 1, 2002, the Rate on the Determination Date shall be the Moody's Rate.

3.05 The Stock Unit Account shall consist of stock units, which are fictional shares of Textron Common Stock, accumulated and accounted for under this Plan for the sole purpose of determining the cash amount of any distribution on account of this portion of Deferred Income. Notwithstanding any Plan provision to the contrary, 100% of Automatic Deferred Income shall be deferred to the Stock Unit Account.

3.06 The Stock Unit Account shall be adjusted as of each Determination Date and shall consist of the stock units (1) in the account as of the immediately preceding Determination Date, (2) credited under Section 3.07 and 3.08 during the intervening month, and (3) credited under Section 3.09 during the intervening month.

3.07(a) To the extent that a Participant puts Elective Deferred Income in the Stock Unit Account, the amount initially credited to her Account shall equal 110% of such Compensation deferred on or after January 1, 2002.

(b) The amount in excess of 100% of the Elective Deferred Income is the "Textron Company Contribution." A Participant's right to receive the Textron Company Contribution, as adjusted under Section 3.09, shall become nonforfeitable according to this schedule:

      (1) 50% on December 31 of the calendar year in which that Elective Deferred Income otherwise would have been paid to him, but only if his Textron Employment continues on that December 31; and

      (2) the remaining 50% on the next December 31, but only if his Textron Employment continues on that next December 31.

(c) A Participant's right to receive her Textron Company Contribution shall be nonforfeitable in the event her Textron employment ends because of disability or death.

(d) A Participant's right to receive her Textron Company Contribution shall become nonforfeitable according to the above schedule if a Participant ends employment when she is at least 55 with ten or more years of Textron service, or is at least age 60, or has completed 20 or more years of Textron service.

3.08 With respect to deferrals into this Plan of amounts from the Annual Incentive Compensation Plan for Textron Employees and the Long Term Incentive Plan for Textron Employees, Textron shall credit stock units to a Participant's Stock Unit Account, equal to the number of shares the deferred amount could have purchased at the "Current Value" of a share of Textron Common
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Stock. The Current Value is defined in Section 3.07 of the Long Term Incentive
Plan for Textron Employees. With respect to deferrals into this Plan of any other amounts, each month Textron shall credit stock units to a Participant's Stock Unit Account equal in number to the number of shares of Textron Common Stock that the deferred amount could have purchased at a price per share equal to the average of the composite closing prices of Textron Common Stock, as reported in The Wall Street Journal for the month the contribution is credited.

3.09 From time to time, Textron shall credit Stock Units to a Participant's Stock Unit Account equal in number to the number of shares of Textron Common Stock that would have been allocated on account of dividends to the Participant's Stock Unit Account as of that date, based on the average of the composite closing prices of Textron Common Stock, as reported in The Wall Street Journal for the month in which the date of record occurs.

3.10 The number of Stock Units credited to a Participant's account under this
Article III shall be adjusted, without receipt of any consideration by Textron, on account of any recapitalization, stock split, stock dividend or similar increase or decrease affecting Textron Common Stock, as if the Stock Units were actually shares of Textron Common Stock.

3.11 The Interest Account shall be established when the benefits relating to a Participant's Stock Unit Account become due to the Participant under Article IV. A Participant who has terminated her Textron employment may, after a period of 30 days, subject to the provisions of Section 16 of the Securities Exchange Act of 1934, once each calendar quarter, elect to transfer, in 10% increments, effective the first calendar day of the month following the minimum notice of three business days, any amount in her Stock Unit Account to her Interest Account.

(a) Any transfer made shall be made in cash and shall be in an amount equal to the product of (x) the Current Value of Textron Common Stock on the date on which the stock units are converted and transferred to the Interest Account, times (y) the number of whole and fractional stock units which are nonforfeitable.

(b) As used in the Plan, the current value of a share of Textron Common Stock on any date shall be the average of the composite closing prices, as reported in The Wall Street Journal, for the first ten trading days of the effective month.

(c) Interest on amounts in the Interest Account will be credited monthly at the Moody's rate. Stock units transferred related to deferrals made prior to January 1, 2002, shall have a minimum rate of 8%.

ARTICLE IV -- BENEFITS

4.01 If a Key Executive's Textron Employment ends other than by death or for less than acceptable performance (1) at or after age 62, or (2) as a result of Total Disability, the amount credited to his Moody's Account at the Moody's Plus Rate, the amount in his Stock Unit Account which is then nonforfeitable according to Section 3.07, and the amount in his Interest Account, shall be distributed in accordance with Article V.

4.02 If a Participant's Textron Employment ends because of death, the benefit distributed pursuant to Article IV shall be the sum of the amount credited to her Moody's Account (computed at the Moody's Plus Rate), and the amount in her Stock Unit Account.

4.03 If a Key Executive's Textron Employment ends other than as described in
Section 4.01 or a Participant's Textron Employment ends other than as described in Section 4.02, the amount
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credited to his Moody's Account computed at the Moody's Rate (unless the Chief
Executive Officer and Chief Human Resources Officer of Textron in their sole discretion approve computation at the Moody's Plus Rate), the amount in his Stock Unit Account which is then nonforfeitable according to Section 3.07, and the amount in his Interest Account, shall be distributed in accordance with
Article V.

4.04 In the event of a Change in Control as defined in Section 9.03, the amount credited to her Moody's Account computed at the Moody's Plus Rate, the amount in her Stock Unit Account and the amount in her Interest Account shall be distributed in accordance with Article V.

4.05 Benefits shall be payable to a Participant or Beneficiary under only one Section of this Article IV.

ARTICLE V -- PAYMENT OF BENEFITS

5.01 The Benefits Committee or its designee shall choose in its sole discretion the methods in Section 5.02 by which benefits payable under Article IV shall be distributed, after considering any method of payment requested by the Participant or by the Beneficiaries entitled to receive the benefits. However, if the current value of a Participant's Deferred Income Plan Accounts is $25,000 or less at termination, such Participant's accounts shall be paid in a single sum.

5.02 After benefits relating to a Participant's Moody's Account, his Stock Unit Account and his Interest Account become payable under Article IV, Textron, upon the written instructions of the Benefits Committee or its designee, shall distribute the benefits in accordance with any one of the following methods:

(a) Payment in a single sum; or

(b) Payment in a number of annual installments, each payable as soon as practicable after the end of each successive calendar year. For Participants terminating after December 31, 2001, the number of installments shall not exceed the lesser of 15 or life expectancy of the Participant. For Participants who terminate on or before December 31, 2001, installments shall not exceed the life expectancy of the payee or his primary Beneficiary (whichever is greater) determined as of the date on which the benefits first became payable. The annual installments shall be calculated in a manner which provides substantially equal annual installments, or shall be calculated each year by dividing the unpaid amount of the benefits as of January 1 of that year by the remaining number of unpaid installments; or

(c) Payment through a combination of the foregoing methods.

5.03(a) For Participants who terminate prior to January 1, 2002, Plan benefits payable under Section 5.02 shall begin to be paid not later than February 15 of the first calendar year which begins after the date on which (1) the final payment of the Participant's Compensation is scheduled to be made, or (2) the Participant attains or would have attained age 65, whichever is later. For Participants who terminate on or after January 1, 2002, Plan benefits under
Section 5.02(2) shall begin to be paid in January following the year the Participant terminated, or sixty days after termination of employment, whichever is later.

(b) Plan benefits are paid from a Moody's Account in accordance with Section 5.02(2) or 5.02(3), amounts (if any) described in Section 3.04 shall be paid first from 3.04(c), and will be paid from 3.04(b) next, and lastly from 3.04(a).
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5.04 Notwithstanding any Plan provision to the contrary, the amount then credited to the Moody's Account, Stock Unit Account and Interest Account of each Key Executive shall become due and payable immediately upon a Change in Control as defined in Section 9.03.

5.05 Distributions under this Article V shall be made on a pro-rata basis from each account in which there is an amount.

ARTICLE VI -- BENEFICIARIES

6.01 A Participant may designate one or more Beneficiaries to receive Plan benefits payable on the Participant's account after his death. A Beneficiary may designate one or more Beneficiaries to receive any unpaid Plan benefits to the extent this designation does not contravene any designation filed by the deceased Participant through whom the Beneficiary himself claims under this Plan. Beneficiaries shall be designated only upon forms made available by or satisfactory to the Benefits Committee or its designee, and filed by the Participant or Beneficiary with that committee or designee.

6.02 At any time prior to his death, a Participant or Beneficiary may change his own designation of Beneficiary by filing a substitute designation of Beneficiary with the Benefits Committee or its designee.

6.03 In the absence of an effective designation of Beneficiary, or if all persons so designated shall have predeceased the Participant/Beneficiary or shall have died before the complete distribution of Plan benefits, the balance of Plan benefits shall be paid to the Participant/Beneficiary's surviving spouse or, if none, to the Participant/Beneficiary's issue per stirpes or, if no issue, to the executor or administrator of the Participant/Beneficiary's estate.

6.04 If a Participant's Compensation or a Plan benefit is community property, any designation of Beneficiary shall be valid or effective only as permitted under applicable law.

6.05 If a Plan benefit is payable to a minor or person declared incompetent or to a person incapable of handling the disposition of his property, the Benefits Committee may direct Textron to pay such Plan benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or person. The Benefits Committee may require proof of incompetency, minority, incapacity or guardianship as it deems appropriate prior to distribution of the Plan benefit. Such distribution shall completely discharge the Benefits Committee and any Textron Company from all liability with respect to such benefit.

ARTICLE VII -- UNFUNDED PLAN

7.01 Benefits to be provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron and neither the Participants whose lives are insured nor their Beneficiaries shall have any ownership rights in such policies of insurance.

7.02 This Plan is intended to provide benefits for a select group of management employees who are highly compensated, pursuant to Section 110 of the Employee Retirement Income Security Act of 1974, as amended.
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ARTICLE VIII -- PLAN ADMINISTRATION

8.01 Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation. Textron shall have all such powers as may be necessary to carry out the provisions hereof. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 8.04, any action by Textron shall be final, conclusive and binding on each Participant and all persons claiming by, through or under any Participant. Textron (and any person or persons to whom it delegates any of its authority as plan administrator) shall have discretionary authority to determine eligibility for Plan benefits, to construe the terms of the Plan, and to determine all questions arising in the administration of the Plan, and shall make all such determinations and interpretations in a nondiscriminatory manner.

8.02 Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron. Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

8.03 Textron may require proof of the death or Total Disability of any Participant, former Participant or Beneficiary and evidence of the right of any person to receive any Plan benefit.

8.04 Claims under this Plan shall be filed in writing with Textron. If a claim is denied wholly or in part, it shall be denied within a reasonable time after its filing in a writing delivered to the claimant with the reasons for the denial, citations to pertinent provisions of the Plan, a description of any additional material or information to be furnished by the claimant and the reasons therefor and an explanation of the Plan's claim review procedure. If the claimant wishes further consideration of his claim, he or his authorized representative shall submit to Textron, within 90 days after his claim has been denied, a written request for reconsideration. Such claimant or his authorized representative may review pertinent documents and submit issues and comments in writing. Within 60 days after receiving the request for reconsideration (120 days if additional time is required), Textron shall communicate its decision to the claimant in writing, stating the reasons for its decision and referring to pertinent Plan provisions.

8.05 Textron shall withhold from benefits paid under this Plan any taxes or other amounts required to be withheld by law.

ARTICLE IX -- MISCELLANEOUS

9.01 Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

9.02 No amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind unless specifically approved in writing in advance by the Benefits Committee or its designee. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or
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other legal process, or be liable for or subject to the debts or liability of any Participant or Beneficiary.

9.03 Notwithstanding any provision to the contrary, the Board or its designee shall have the right to amend, modify, suspend or terminate this Plan at any time by written ratification of such action; provided, however, that no amendment, modification, suspension or termination:

(a) Shall reduce the amount credited to any Moody's Account, Stock Unit Account or Interest Account immediately before the effective date of the amendment, modification, suspension or termination; or

(b) Shall be made to Article V or this Section 9.03 following a Change in Control.

If after a Change in Control any claim is made or any litigation is brought by a Participant or Beneficiary to enforce or interpret any provision contained in this Plan, Textron and the "person" or "group" described in the next following sentence shall be liable, jointly and severally, to indemnify the Participant or Beneficiary for the Participant's or Beneficiary's reasonable attorney's fees and disbursements incurred in any such claim or litigation and for prejudgment interest at the Bankers Trust Company prime interest rate on any money award or judgment obtained by the Participant or Beneficiary.

For purposes of this Plan, a "Change in Control" shall occur if (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) other than Textron, any trustee or other fiduciary holding Textron Common Stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron Common Stock, is or becomes (other than by acquisition from Textron or a related company) the "beneficial owner" (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by Textron's stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron's assets.

9.04 This Plan shall be construed in accordance with the laws of the State of Delaware.

9.05 Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in employment as a Key Executive or other employee of any Textron Company.

9.06 Textron, the Chief Executive Officer and the Chief Human Resources Officer, and the Benefits Committee may impose such other lawful terms and conditions on participation in this
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Plan as deemed desirable. The Chief Executive Officer, the Chief Human Resources
Officer and members of the Benefits Committee may participate in this Plan.